EXHIBIT 11.1
                     COMFORCE CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK

                    (In thousands except per share amounts)





                                                                                      Six Months Ended
                                                                                -----------------------------
                                                                                   June 30,         June 30,
  Line                                                                               1996             1995
                                                                                ------------     ------------

 AVERAGE SHARES OUTSTANDING

    1    Weighted average number of shares of common stock
            outstanding during the period                                             9,445            3,257
    2    Net additional shares assuming stock options and warrants
           exercised and proceeds used to purchase treasury shares                    4,374               -
                                                                                ------------     ------------
    3    Weighted average number of shares and equivalent shares
           of common stock outstanding during the period                             13,819            3,257
                                                                                ============     ============


 EARNINGS (LOSS)

    4    Earnings (loss) before extraordinary credit                                   $452         ($15,122)
                                                                                ------------     ------------
    5    Amount for per share computation                                              $452         ($15,122)
                                                                                ============     ============

    6    Net earnings                                                                  $452          ($8,465)
                                                                                ------------     ------------
    7    Amount for per share computation                                              $452          ($8,465)
                                                                                ============     ============


 PER SHARE AMOUNTS

         Earnings (loss) before extraordinary credit
           (line  5 / line 3)                                                         $0.03           ($4.64)
                                                                                ============     ============

         Net Earnings
           (line 7 / line 3)                                                          $0.03           ($2.60)
                                                                                ============     ============



Earnings (loss) per share is computed by dividing net earnings (loss), less preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share is not presented since the result is equivalent to primary earnings (loss) per share.